UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 20, 2014 (March 19, 2014)

Date of Report (Date of earliest event reported)

Apollo Global Management, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-35107	20-8880053
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9 West 57th Street, 43rd Floor

New York, New York 10019

(Address of principal executive offices)

(Zip Code)

(212) 515-3200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Marc Spilker, the President of Apollo Global Management, LLC (the “Company”), has stepped down from his responsibilities as President and a member of the Executive Committee of the Company. Mr. Spilker will continue as an employee of the Company through May 19, 2014. He will also serve as a Senior Advisor through December 31, 2014 and assist the Company with transitioning his duties during such period. In connection with this transition, Mr. Spilker and the Company entered into an agreement on March 19, 2014 that provides that his base salary will continue until May 19, 2014. Upon executing the agreement, Mr. Spilker forfeited 50% of his unvested options to purchase Class A shares of the Company, and 50% of his unvested restricted share units. Provided the agreement, which contains a release of claims by Mr. Spilker, is not revoked by him during the seven-day revocation period ending March 26, 2014, he will vest in the remaining portion of his unvested options (corresponding to 1,250,000 option shares) and restricted share units (corresponding to 625,000 restricted share units). The agreement entitles Mr. Spilker to a payment of $950,000 for his services as Senior Advisor. Mr. Spilker remains subject to a non-competition covenant and a non-solicitation of employees and business relations covenant for 12 months after the date of the agreement, and certain other restrictive covenants.

A copy of a press release issued by the Company is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description

99.1	Press release dated March 20, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO GLOBAL MANAGEMENT, LLC

Date: March 20, 2014	By:	/s/ John J. Suydam
John J. Suydam
Chief Legal Officer

Exhibit Index

Exhibit No.	Description

99.1	Press release dated March 20, 2014.

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